SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is made as of October 28, 2025, between Gwendolyn Ann Montgomery (“You” and “Your”) and Gates Industrial Corporation plc (the “Company” and together with its affiliates, the “Company Group”). The Company is offering You severance pay and benefits in accordance with the terms of this Agreement, including those to which You are entitled to as a Tier II participant in the Gates Industrial Corporation plc Executive Severance Plan (the “Severance Plan”). The purpose of this Agreement is to completely resolve and settle all rights, disputes and disagreements between You and the Company.
1.Separation Terms.
(a)Your active employment with the Company will end on December 1, 2025 (the “Separation Date”).
(b)Through the Separation Date, You will continue in Your current roles and titles and perform Your duties and responsibilities on substantially the same basis as You have prior to the date of this Agreement, including, but not limited to, providing guidance and support to Company Group employees to prepare materials for and present at the Compensation Committee (as defined in the Severance Plan) meeting in October 2025. On the Separation Date, You shall resign from all positions as an officer or director with the Company Group, including Your position as Executive Vice President, Chief Human Resources Officer, and You agree to execute such letters of resignation as the Company Group may request to effectuate such resignations. You shall continue to be entitled to indemnification and coverage under the Company’s directors and officers insurance policy following the Separation Date in accordance with the Company’s governing documents and applicable policies.
2.Accrued Obligations.
(a)Whether or not You sign this Agreement, the Company will pay or provide You the Accrued Obligations (as defined in the Severance Plan).
(b)By signing this Agreement, You agree that the Company does not owe You any wages, whether in the form of salary, commissions, bonuses, vacation pay or any other kind of compensation, other than the payment described in Section 2(a).
(c)If You and Your family members are enrolled in Company-provided medical and/or dental coverages, vision insurance, and/or the Employee Assistance Plan on the Separation Date, You and they may elect continued coverage after the Separation Date under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). You must elect coverage by timely and properly completing and returning the COBRA forms sent to You. If You timely elect COBRA coverage after Your Separation Date, You must pay the full COBRA rate for coverage except as provided in Section 3.
3.Separation Payments and Benefits. Subject to (x) Your execution, delivery and non-revocation of a release of all claims, substantially in the form attached hereto as Exhibit A (the “Release”) within 60 days following the Separation Date and the expiration of the revocation period contained in the Release, (y) You not having terminated Your employment prior to the Separation Date and the Company not having terminated Your employment prior to the Separation Date for Cause (as defined in the Severance Plan) or discovering grounds for a termination for Cause exist, and (z) Your continued compliance with the restrictive covenants set forth in Section 5 and Section 6 of this Agreement and any similar covenants to which You are bound (the foregoing (x), (y) and (z), the “Severance Receipt Conditions”), the Company will provide You with the following separation benefits (the “Separation Benefits”):
(a)Pro-Rata Bonus. The Company will pay You the bonus amount payable to you under the Annual Bonus Program (as defined in the Severance Plan) for the fiscal year in which the Separation Date occurs, prorated for the days of service in such fiscal year up to and including the Separation Date and based on actual performance for such fiscal year (with any individual performance factor as such term is defined in the Annual Bonus Program set at 1), payable concurrently with the cash bonus payments to other employees under the Annual Bonus Program, but in no event later than March 15, 2026.
(b)Cash Severance. The Company will pay You as severance an aggregate amount equal to $1,286,575.50 (the “Cash Severance Amount”), which is one and a half (1.5) times the sum of Your Base Salary as of the Separation Date ($490,124) and Your Target Annual Bonus ($367,593). The Cash Severance Amount shall be payable as follows: (i) an amount equal to $850,000.00 will be paid in a lump sum on the first payroll period after the Release becomes effective and irrevocable and paid no later than December 31, 2025, and (ii) the remaining $436,575.50, will be paid in substantially equal installments over a period of 13 regular payroll periods of the Company beginning on December 11, 2026.
(c)COBRA Premiums. The Company will pay an amount equal to the Company’s portion of the monthly COBRA premiums that would be paid on Your behalf, if You had remained employed for 18 months following the Separation Date or, if earlier, the date You become eligible to receive health benefits from a subsequent employer (the “Welfare Continuation Period”), payable in monthly installments over the Welfare Continuation Period, in accordance with the Company’s payroll practices beginning with the first payroll period after the Release becomes effective.
(d)Outplacement Assistance. The Company will reimburse You for reasonable outplacement services which are directly related to the termination of Your employment with the Company and are actually incurred by You during a six consecutive month period ending prior to or on the first anniversary the Separation Date.
(e)The payments described in this Section 3 shall be reflected on a W-2 tax form and subject to applicable withholdings and deductions. The Company makes no representations to You about the tax consequences of entering into this Agreement and the way these payments are made. You are solely responsible for any tax liability You incur as a result of these payments, but to the extent that any of the Separation Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the Separation Date, but for the condition on executing the Release set forth herein, the payments shall not be made until the first regularly scheduled payroll date following such 60th day (on which, all Separation Benefits accrued during such 60 day period shall be payable in a single lump sum), after which any remaining Separation Benefits shall thereafter be provided to You according to the applicable schedule set forth in the Severance Plan.
(f)If You do not sign or if You revoke or cancel this Agreement and/or the Release, You are not entitled to receive any severance pay and benefits described in this Section 3.
4.Treatment of Outstanding Equity Awards.
(a)You and the Company acknowledge and agree that subject to Your execution, delivery and non-revocation of a Release within 60 days following the Separation Date and the expiration of the revocation period contained in the Release, You will be entitled to accelerated vesting of the following outstanding equity-based incentive awards (collectively, the “Equity Awards”):
(i)March 1, 2023 time-based restricted stock unit (“RSU”) Grant – 8,492 RSUs scheduled to vest on March 4, 2026 will become vested as of the Separation Date;
(ii)February 28, 2024 RSU Grant – 7,479 RSUs scheduled to vest on February 28, 2026 will become vested as of the Separation Date;
(iii)February 28, 2025 RSU Grant – 6,039 RSUs scheduled to vest on February 28, 2026 will vest as of the Separation Date; and
(iv)2023 Performance-Based Vesting RSUs (“PSUs”) scheduled to vest on February 9, 2026 will become vested as of the Separation Date based on actual achievement of the performance metrics through the Separation Date (as determined by the Compensation Committee).

(b)In addition, subject to Your execution, delivery and non-revocation of a Release within 60 days following the Separation Date and the expiration of the revocation period contained in the Release, vested options You hold as of the Separation Date will be exercisable for a period of 180 days following the Separation Date.
(c)All other Equity Awards are, as of the Separation Date, cancelled and forfeited without consideration.
(d)The accelerated vesting of RSUs and PSUs as set forth in Section 4(a) and the extended exercise period for Your options set forth in Section 4(b) are subject to satisfaction of the Severance Receipt Conditions. If You do not sign or if You revoke or cancel this Agreement and/or the Release, You are not entitled to receive the benefits described in this Section 4.
5.Non-Competition/Non-Solicitation/Non-Disparagement. You acknowledge and recognize the highly competitive nature of the businesses of the Company Group and accordingly agree as follows:
(a)You will not, during a period immediately following the termination of Your employment equal to 12 months (regardless of whether or not You are receiving severance payments and benefits during such period) (the “Post-Termination Period”) or during the remainder of Your employment (collectively, with the Post-Termination Period, the “Restricted Period”), directly or indirectly, in any capacity, compete with, be employed or engaged by, have a financial interest in any capacity other than as a passive investor of less than 5% of the outstanding stock of any public corporation, advise, lend Your name to or otherwise be involved in, provide services to or participate in any business which competes with the businesses of the Company Group in respect of which You had received proprietary or confidential information within the geographic areas in which business is conducted by the Company Group (including, without limitation, North America, Europe, the Middle East, Africa, China, India, Japan, Korea, Thailand, Indonesia, Singapore, Australia and South America and businesses and geographies which the Company Group have specific plans to conduct in the future and as to which You aware of such planning).
(b)During the Restricted Period, You shall not solicit, attempt to solicit or communicate in any way with employees of the Company Group for the purpose of having such employees employed or in any way engaged by another person, firm, corporation or other entity.
(c)During the Restricted Period, You shall not, directly or indirectly, solicit, attempt to solicit, call upon or accept the business of any firm, person or company who is or was a customer, client or supplier of any business of the Company Group in respect of which You had received proprietary or confidential information if such solicitation or acceptance of business could result in the diversion of business away from the Company Group or operate to prejudice the Company Group.
(d)During the remainder of Your employment and at all times thereafter, You also agree not to make any public statements or public comments intended to be (or having the effect of being) of a defamatory or disparaging nature (including any statements or comments reasonably likely to be harmful to the business, business reputation or personal reputation of) regarding the Company Group or any such person’s businesses, shareholders, agents, officers, directors or contractors (it being understood that comments made in Your good faith performance of Your duties hereunder shall not be deemed disparaging or defamatory for purposes of this Agreement); provided that You shall be permitted to make truthful disclosures that are required by applicable law, regulations or order of a court or government agency. Following the Separation Date, the Company shall instruct members of the board of directors and executive officers of the Company not to make any public statement or public comments intended to be (or having the effect of being) of a defamatory or disparaging nature (including any statements or comments reasonably likely to be harmful to Your reputation) regarding You; provided that the foregoing shall not prohibit the making of truthful disclosures that are required by applicable law, regulations or order of a court or government agency. Moreover, if any executive officers of the Company or members of the board of directors of Company disparage You to a third party, Company may not seek to enforce this Section 5(d) of this Agreement or seek damages against You for violating the non-disparagement clause.
(e)If You seek verification of employment at the Company, the Company will confirm Your dates of employment and last job title. In addition, Chief Executive Officer, Ivo Jurek, agrees to provide a positive reference for You to any of Your prospective employers.
(f)It is expressly understood and agreed that although You and the Company consider the restrictions contained in this Section 5 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against You, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(g)The period of time during which the provisions of this Section 5 shall be in effect shall be extended by the length of time during which You are in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
(h)You acknowledge that You are being provided with a separate notice of the terms of the restrictions set forth in Sections 5(a), (b) and (c) at least 14 days before the effective date of these restrictive covenants. A copy of this notice is attached as Exhibit B.
6.Confidentiality; Intellectual Property.
(a)Confidentiality.
(i)You will not at any time (whether during or after Your employment with the Company) (x) retain or use for the benefit, purposes or account of You or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisors who are bound by confidentiality obligations), any non-public, proprietary or confidential information – including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of the same to the Company or any of its subsidiaries or affiliates on a confidential basis (“Confidential Information”) without the prior written authorization of the Company.
(ii)“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Your breach of this covenant or any breach of other confidentiality obligations by third parties, (b) made legitimately available to You by a third party without breach of any confidentiality obligation, or (c) required by law to be disclosed (including via subpoena); provided that You shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.
(iii)Nothing in this Agreement shall prohibit or impede You from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. You understand and acknowledge that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance are You authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company Group without prior written consent of the Company’s General Counsel or other officer designated by the Company.
(iv)Except as required by law, You will not disclose to anyone, other than Your immediate family, religious advisors, medical or mental health providers, mental or behavioral health therapeutic support groups, legal counsels, financial advisors, tax preparers, and insurers, the existence or contents of this Agreement; provided, that You may disclose to any prospective future employer the provisions of Section 5 and this Section 6 of this Agreement provided they agree to maintain the confidentiality of such terms.
(v)Upon termination of Your employment (whether at the Separation Date or earlier) with the Company for any reason, You agree to: (a) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or any of its subsidiaries or affiliates; (b) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Your possession or control (including any of the foregoing stored or located in Your office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that You may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; (c) return all Company property; and (d) fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information not within Your possession or control of which You are or become aware.
(b)Intellectual Property. All world-wide rights, title and interest in all designs, devices, improvements, inventions, discoveries, formulae, know-how, ideas and other intellectual property made or conceived by You, either alone or jointly with others, during Your employment by, resulting from Your services to the Company or access to the business of the Company Group shall vest in and be the exclusive property of the Company Group and You and Your personal representatives agree to take all necessary steps to disclose such intellectual property rights to the Company Group and cooperate with the Company to ensure that such property rights are protected.
(c)The provisions of Section 5 and this Section 6 shall survive the termination of Your employment for any reason.
7.Specific Performance. You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 5 or Section 6 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, You agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled, in addition to any other remedy available at law or equity, to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
8.Employee Representations. By signing below, You represent: (a) that You voluntarily sign this Agreement after having had full opportunity to consult with an attorney; (b) You have read this entire Agreement and understand its terms; (c) as of the date You sign this Agreement, You have not made or filed any suits, claims, complaints or charges that You are releasing and waiving against the Released Parties (as defined and described in the Release) with any court or administrative body; (d) You have not transferred or assigned any claims, rights or causes of action against the Released Parties to any other person or entity; (e) You have reported all workplace injuries and illnesses in writing to Your immediate supervisor or human resources representative on or before the Separation Date; (f) You have been granted any leave to which You were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws; and (g) You have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

9.Cooperation. After Your Separation Date, You agree to reasonably cooperate with the Company, parent companies, any past or current affiliates, or any of their respective officers, directors, and employees, concerning all legal matters that in any way relate to Your employment. You agree to cooperate as a witness in any threatened, pending, or future litigation concerning the Company. The Company agrees to reimburse You for any reasonable out-of-pocket expenses incurred by You in connection with Your obligations under Section 3 in accordance with and subject to the Company’s expense reimbursement policies in effect from time to time.
10.Section 409A. It is the intent of the parties that the payments and benefits to be paid or provided hereunder are exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be administered and interpreted in accordance with that intent. For purposes of Section 409A of the Code, each installment payment is intended to be a separate payment. In no event shall the Company (or its employees, officers, or directors) have any liability to You due to the failure of the Plan to satisfy the requirements of Section 409A of the Code or any other applicable law.
11.Controlling Law. This Agreement will be interpreted and enforced under the laws of the State of Colorado, without regard to its conflict of laws provisions.
12.Court. You and the Company agree that a case regarding a dispute about this Agreement will be filed in a federal court located in the State of Colorado, if the federal court has jurisdiction to decide the dispute. If the federal court does not have jurisdiction to decide the dispute, the case may be filed in the District Court for the City and County of Denver, Colorado.
13.Severability. If a court determines that any part of this Agreement is invalid or unlawful, that determination will not affect any other part of this Agreement that can be enforced by disregarding the invalid or unlawful part. The rest of this Agreement will continue in full force and effect.
14.Entire Agreement. This written Agreement shall supersede all previous or contemporaneous negotiations, commitments, statements and writings with respect to the subject matter herein, except that any obligations You have in respect of any restrictive covenants and company property (e.g., inventions, copyrights) shall remain in full force and effect.
15.No Admission. Simply because You and the Company made this Agreement, neither the making of this Agreement nor the terms in this Agreement mean that the Company did any act that was wrong or unlawful.
16.Duplicates. You and the Company may sign duplicate originals of this Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the dates written below:

GATES INDUSTRIAL CORPORATION PLC

By /s/ Cristin C. Bracken
Name Cristin C. Bracken Title Chief Legal Officer

Date: October 28, 2025

[Signature Page to Gwendolyn Ann Montgomery Separation Agreement]

EMPLOYEE

/s/ Gwendolyn Ann Montgomery
Gwendolyn Ann Montgomery

Date Signed: October 28, 2025

[Signature Page to Gwendolyn Ann Montgomery Separation Agreement]

Acknowledgment of Compliance with Colorado’s POWR Act
You and Company hereby acknowledge and agree that Sections 5 and 6 of this Agreement comply with Colorado’s Protecting Opportunities and Workers’ Rights Act, C.R.S. § 24-34-407(1).

GATES INDUSTRIAL CORPORATION PLC

By /s/ Cristin C. Bracken
Name Cristin C. Bracken Title Chief Legal Officer

Date: October 28, 2025

EMPLOYEE

/s/ Gwendolyn Ann Montgomery
Gwendolyn Ann Montgomery

Date Signed: October 28, 2025

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims is entered into by Gwendolyn Ann Montgomery (“Executive”) and Gates Industrial Corporation plc (the “Company” and together with Executive, the “Parties”).
WHEREAS, the Parties entered into a Separation Agreement (the “Separation Agreement”) dated [•], 2025 that provides Executive certain severance and other benefits in connection with Executive’s termination of employment;
WHEREAS, Executive’s employment has so terminated; and
WHEREAS, pursuant to Section 3 of the Separation Agreement, a condition of Executive’s entitlement to certain severance and other benefits thereunder is the agreement to this Limited Mutual Release of Claims.
NOW, THEREFORE, in consideration of the severance and other benefits provided under Section 3 of the Separation Agreement, the Parties agree as follows:
1.    Executive, for herself and her heirs, executors and administrators, hereby fully and finally waives, discharges and releases the Company, including each of the Company’s past, current and future parents, subsidiaries, and affiliates, and its and their shareholders, members, directors, officers, and employees (collectively, “Released Parties”), from any and all claims arising on or prior to the date hereof relating to her employment with the Company or her termination therefrom, whether now known or later discovered, which she or anyone acting on her behalf might otherwise have had or asserted, including, but not limited to, any express or implied contract of employment claims, any tort claims, claims under Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act of 1993, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, Americans with Disabilities Act of 1991, as amended, the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, the laws, including the labor laws of any state, and all claims under related common law, statutes, and executive orders at the federal, state and local levels of government, and any claims to any benefits from employment with the Company, including, but not limited to, claims for salary, bonuses, unvested stock options, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended, other than: (i) those benefits set forth in Section 3 of the Separation Agreement; (ii) all rights and benefits as the holder of any equity security or any other equity interest in the Company; and (iii) any claims for accrued and vested benefits under any of the Company’s employee retirement and welfare benefit plans. In addition, Executive represents that no incident has occurred during her employment with the Company that could form the basis for any claim by her against the Company under the worker’s compensation laws of any jurisdiction. For the avoidance of doubt, the foregoing does not constitute a release of any claims of Executive in respect of her direct and indirect holdings of equity in the Company and its affiliates or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of her affiliates and the Company and any of its affiliates.
2.    Executive represents that she has not brought any charges, claims, demands, suits or actions, known or unknown, in any forum, against the Released Parties related to her employment or her termination (excluding any claims of Executive in respect of her direct and indirect holdings of equity in the Company and its affiliates or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of her affiliates and the Company and any of its affiliates); provided, however, that Executive shall not be prevented from enforcing any rights she may have under the terms of this Release of Claims or in respect of any claims of Executive in respect of her direct and indirect holdings of equity in the Company and its affiliates or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of her affiliates and the Company and any of its affiliates.
3.    As of the date hereof, the Company represents that it is unaware of any claims which it may have against Executive.

4.    Executive acknowledges that she is subject to a confidentiality covenant pursuant to Section 6 of the Separation Agreement and a noncompetition and non-solicitation covenant pursuant to Section 5 of the Separation Agreement and hereby reaffirms her obligations thereunder.
5.    EXECUTIVE ACKNOWLEDGES THAT SHE HAS BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY OF HER CHOICE PRIOR TO SIGNING THIS AGREEMENT AND THAT SHE HAS SIGNED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL AS SHE DEEMED APPROPRIATE. IN ADDITION, EMPLOYEE ACKNOWLEDGES THAT SHE HAS BEEN PROVIDED WITH A PERIOD OF UP TO TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER OR NOT TO ENTER INTO THIS RELEASE. FURTHER, EMPLOYEE ACKNOWLEDGES THAT SHE HAS BEEN ADVISED OF HER RIGHT TO REVOKE THIS AGREEMENT DURING THE SEVEN (7) DAY PERIOD FOLLOWING EXECUTION HEREOF, AND THAT THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.
    6.    Nothing contained herein shall be construed as an admission by the Company of any liability of any kind to Executive, all such liability being expressly denied.

Gwendolyn Ann Montgomery

Date:

2

3

GATES INDUSTRIAL CORPORATION PLC

By
Name Cristin C. Bracken Title Chief Legal Officer

Date:

4

EXHIBIT B

NOTICE PURSUANT TO COLORADO LAW

The Separation Agreement provided to You by Gates Industrial Corporation plc (the “Company”), dated October 28, 2025, contains non-competition and non-solicitation covenants in Sections 5(a), (b) and (c), which could restrict Your options for subsequent employment following the date of Your termination of employment with the Company.

Please sign the acknowledgement where indicated below, and return the signed copy to the Company.

Date:

Gwendolyn Ann Montgomery